UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Consent Statement

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☐	Definitive Consent Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Section 240.14a-12
ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)
INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)
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On June 29, 2008 InBev S.A. released the following advertisement:
What would not change at Anheuser-Busch. 33 A brewery’s heritage, tradition, and connection to t i s lo cal community are as im portant as the beer it makes. That’s why Anheuser-Busch and St. Louis mean so much to one another. At InBev, we are a combination of lo cal brewers and their famous beers from around the world — li ke Stella Artois, Beck’s and Labatt. So we not only share Anheuser-Busch’s passion for brewing the best, but also understand what makes beer truly great: time-honored in stitutions and traditions, and deep roots n i the community that go back generations. That’s why we’ll never change what matters most. The great heritage of Anheuser-Busch and t i s flagship brand, Budweiser.® The company’s U.S. headquarters in St. Louis. The U.S. breweries, which will all remain open. Grant’s Farm. The Clydesdales. And the lo ngstanding tradition of social responsibility and giving back to the communities where Anheuser-Busch operates, especially n i St. Louis. As part of a stronger global company, we believe Anheuser-Busch can grow to become even greater. By bringing the great taste of Anheuser-Busch brands to beer drinkers around the world, in all the places InBev does business today. Just as InBev and Anheuser-Busch have done together in Canada for almost 30 years, where we’ve grown Budweiser n i to the #1 selling beer and Bud Light® in to the fastest growing beer brand. Creating new o j bs and opportunities that help economies grow. A change n i ownership doesn’t mean a change n i what matters. Bud will always be Bud. And Anheuser-Busch and t i s bestselling beers will always be here. n I St. Louis, across the U.S., and soon, available to millions of new consumers around the world, ju st waiting to enjoy their distinctly American taste. Carlos Brito CEO, InBev For more information go to www.inbev.com or www.globalbeerleader.com This communication s i not a substitute f o r any soli citatio n statement and other related documents InBev S.A. (“InBev”) would file with the Securit ies and Exchange Commission (the “SEC”) n i connectio n wit h any proposed transactio n between InBev and Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) or any consent solicitation of the stockhold ers of Anheuser-Busch. SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION OR ANY CONSENT SOLICITATION. Security hold ers will be able to obtain free copie s of any documents file d wit h the SEC by InBev through the web site maintained by the SEC at www.sec.gov. Free copie s of any such documents can also be obtained by dir ectin g a request to InBev’s proxy and/or consent soli citor, Innisfree M&A Incorporated, at (212) 750-5833. InBev and certain of t i s directors and executive officers and other persons may be deemed to be participants n i the soli citation of proxies and/or consents in respect of the proposed transaction or any consent solicitation of the stockholders of Anheuser-Busch. Information regarding InBev’s directors and executive offic ers is availa ble in it s Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Other in formation regarding the participants in a proxy and/or consent solicitation and a description of their direct and n i dir ect in terests, by security holdings or otherwise, wil l be contained in any proxy and/or consent soli citatio n statement to be filed by InBev wit h the SEC. Copyright © 2008 InBev — All rig hts reserved Paid for by InBev nv/sa